Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED

RIHL UNDERTAKING AND AGREEMENT

THIS SECOND AMENDED AND RESTATED RIHL UNDERTAKING AND AGREEMENT, dated as of the 22nd day of April, 2010 (this “Agreement”), is made by RENAISSANCE INVESTMENT HOLDINGS LTD., a Bermuda company (“RIHL”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wachovia Bank, National Association) (“Wells Fargo”), as Administrative Agent, and the other Lender Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in, or by reference in, the Reimbursement Agreement referred to below.

RECITALS

A. Certain Subsidiaries and Affiliates (the “Account Parties”) of RenaissanceRe Holdings Ltd. (“RenRe”), RenRe, certain banks and other financial institutions (collectively, the “Lenders”), Wells Fargo, as Administrative Agent, Issuing Bank and Collateral Agent, Bank of America, N.A., as Syndication Agent, and ING Bank N.V., London Branch, as Documentation Agent (the Lenders, Wells Fargo in each of its capacities, the Syndication Agent and the Documentation Agent, collectively, the “Lender Parties”), are parties to a Third Amended and Restated Reimbursement Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Reimbursement Agreement”), providing for the availability of certain letter of credit facilities to the Account Parties upon the terms and conditions set forth therein. The Reimbursement Agreement amends and restates the reimbursement agreement initially dated as of December 20, 2002, as amended by a first amended and restated reimbursement agreement dated as of March 31, 2004, as amended by a second amended and restated reimbursement agreement dated as of April 27, 2007, and as further amended up to but not including the date hereof, among the Account Parties, RenRe, the lenders party thereto, Wells Fargo and certain other named agents party thereto (such reimbursement agreement, as amended up to but not including the date hereof, the “Existing Reimbursement Agreement”).

B. This Agreement amends and restates the RIHL Undertaking and Agreement initially dated as of December 20, 2002, as amended and restated by the Amended and Restated RIHL Undertaking and Agreement, dated as of April 27, 2007, and as further amended up to but not including the date hereof, between RIHL and Wells Fargo (the “Existing RIHL Agreement”).

C. It was a condition to the extension of credit to the Account Parties under the Existing Reimbursement Agreement, and remains a condition under the Reimbursement Agreement, that each of the Account Party enter into a Pledge and Security Agreement under which it pledges to the Collateral Agent certain Collateral which may include certain Redeemable Preference Shares issued by RIHL and owned beneficially by such Account Party, together with certain other Collateral, including redemption proceeds of the Redeemable Preference Shares (each being a “Pledge Agreement”). To the extent that Redeemable Preference Shares are pledged to the Collateral Agent under the Pledge Agreements, the Lender Parties are secured by, and have certain rights to exercise redemption and related rights in respect of such Redeemable Preference Shares. The Account Parties and RIHL are engaged in related businesses and RIHL holds, invests and manages a substantial part of the investment portfolios of each of the Account Parties to which it has issued Redeemable Preferred Shares, which investment portfolios will, directly or indirectly, constitute the Collateral under the Pledge Agreements.

D. It was a further condition to the extension of credit to the Account Parties under the Existing Reimbursement Agreement, and remains a condition under the Reimbursement Agreement, that RIHL shall have agreed, by executing and delivering first the Existing RIHL Agreement and now this Agreement, to take certain actions and make certain other covenants in support of the Obligations of the Account Parties under the Credit Documents. The Lender Parties are relying on this Agreement in their decision to extend credit to the Account Parties under the Reimbursement Agreement, and would not enter into the Reimbursement Agreement without this Agreement.

E. Each of the shareholders of RIHL irrevocably and unconditionally consents to the terms of this Agreement and the related RIHL Pledge Agreement and RIHL Control Agreements referred to herein, and to the performance by RIHL of this Agreement and the other Credit Documents (including the RIHL Pledge Agreement and RIHL Control Agreement) in accordance with the terms thereof, by their acknowledgement and countersignature of this Agreement, and each subsequent shareholder of RIHL will enter into a similar consent as a condition of acquiring its shareholding in RIHL.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lender Parties to enter into the Reimbursement Agreement and to induce the Lenders to extend credit to the Account Parties thereunder, RIHL hereby agrees as follows:

1. Representations and Warranties. RIHL represents and warrants to the Lender Parties as follows:

(a) Corporate Organization and Power. RIHL (i) is a company duly organized, validly existing and in good standing under the laws of Bermuda, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect.

(b) Authorization; Enforceability. RIHL has taken all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has validly executed and delivered each of the Credit Documents to which it is or will be a party. All of RIHL’s shareholders have acknowledged and consented to this Agreement and directed RIHL to enter into and perform this Agreement in accordance with its terms. This Agreement constitutes, and each of the other Credit

Documents to which RIHL is a party upon execution and delivery by RIHL will constitute, the legal, valid and binding obligation of RIHL, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against RIHL generally, by general equitable principles or by principles of good faith and fair dealing.

(c) No Violation. The execution, delivery and performance by RIHL of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its memorandum of association or Bye-laws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iii) except for the Liens granted in favor of the Collateral Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets.

(d) Governmental and Third-Party Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by RIHL of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings and other actions necessary to perfect the Liens created by the Security Documents and (ii) consents, authorizations and filings that have been made or obtained and that are (or on the Restatement Effective Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 1(d). RIHL has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties except where the failure to have any approval, license, permit or authorization would not reasonably be expected to have a Material Adverse Effect.

(e) Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of RIHL, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting RIHL or any of its properties which would, if adversely determined, reasonably be expected to have a Material Adverse Effect, or (ii) with respect to the legality, validity or enforceability of this Agreement or any of the other Credit Documents to which RIHL is a party.

(f) Taxes. RIHL has timely filed all tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) those which the failure to file or pay would not have a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of RIHL for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of RIHL, other investigation by any Governmental Authority of the tax liability of RIHL and there is no unresolved claim by any Governmental Authority concerning the tax liability of RIHL for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or which the failure to pay would not have a Material Adverse Effect.

(g) Subsidiaries. RIHL does not have any Subsidiaries.

(h) Margin Regulations. RIHL is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock and does not own any Margin Stock.

(i) No Material Adverse Change. There exists no event, condition or state of facts with respect to RIHL, its condition (financial or otherwise), operations, properties or business that could reasonably be expected to have a Material Adverse Effect.

(j) Financial Matters. RIHL has heretofore furnished to the Administrative Agent copies of the audited balance sheet of RIHL as of December 31, 2009, and the related statements of income, cash flows and stockholders’ equity for the twelve-month period then ended. Such financial statements have been prepared in accordance with GAAP and present fairly the financial condition of RIHL as of the date thereof and the results of operations of RIHL for the period then ended. Except as reflected in the financial statements referred to above and except for the obligations of RIHL under the Credit Documents, there are no material liabilities or obligations with respect to RIHL of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(k) Solvency. RIHL, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

(l) Ownership of Properties. RIHL has good title to all of its properties and assets material to its business reflected in the most recent financial statements referred to in Section 1(j) and in the account statements provided to the Administrative Agent in connection with RIHL’s Pledge Agreement (except property or assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(m) Employees. RIHL has no employees and does not sponsor and is not a party to any pension, retirement or welfare benefit plans.

(n) Compliance with Laws. RIHL has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(o) Investment Company. RIHL is not an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

(p) Material Contracts. Schedule 1(p) lists each material contract (other than the Credit Documents) to which RIHL is a party, by which it or its properties is bound or to which it is subject (collectively, “Material Contracts”), and also indicates the parties, subject matter and term thereof. Each Material Contract is in full force and effect and is enforceable by RIHL in accordance with its terms, and RIHL (or, to the knowledge of RIHL, any other party thereto) is not in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract. True and complete copies of the Investment Agreement and the RIHL Custodial Agreement have been provided to the Agents and Lenders.

(q) Security Documents. The provisions of the RIHL Pledge Agreement and RIHL Control Agreements create in favor of the Collateral Agent, for its benefit and the benefit of the Lender Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of RIHL in and to the securities entitlements to the financial assets from time to time credited to the “Account” referred to in each of the RIHL Control Agreements purported to be pledged by it thereunder and described therein, and such security interest and Lien constitutes a fully perfected security interest in and Lien upon such right, title and interest of RIHL in and to such Collateral.

(r) Full Disclosure. All factual information heretofore or contemporaneously furnished to the Administrative Agent or any other Lender Party in writing by or on behalf of RIHL for purposes of or in connection with this Agreement and the transactions contemplated by the Credit Documents is, and all other such factual information hereafter furnished to the Administrative Agent or any other Lender Party in writing by or on behalf of RIHL will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

2. Affirmative Covenants; Corporate Separateness. RIHL covenants and agrees that, until the Termination Date under the Reimbursement Agreement:

(a) Financial Statements. RIHL will deliver, or cause to be delivered, to each Lender Party its financial statements as and when required by (and in compliance with) the Reimbursement Agreement.

(b) Other Business and Financial Information. RIHL will deliver to each Lender Party:

(i) On a monthly basis, a copy of the Collateral Value Report with respect to RIHL in accordance with the terms of Section 2.16(b) of the Reimbursement Agreement;

(ii) Promptly upon receipt thereof, copies of any “management letter” submitted to RIHL by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response report from RIHL in respect thereof;

(iii) Promptly upon receipt thereof, copies of any new, updated or revised report from S&P (or any other similar or successor rating agency) with respect to RIHL;

(iv) Promptly upon the sending, filing or receipt thereof, copies of (A) all financial statements and other material reports, notices and filings that RIHL shall send to or receive from any Governmental Authority, (B) all notices and other reports made available by RIHL to its shareholders;

(v) Promptly upon (and in any event on the next Business Day after) any Responsible Officer of RIHL obtaining knowledge thereof, written notice of the occurrence of any Substitution Event, Suspension Event, Default or Event of Default (including RIHL’s failure to comply with its undertakings in this Agreement and the other Credit Documents), together with a written statement of a Responsible Officer of RIHL specifying the nature of such event, the period of existence thereof and the action that RIHL has taken and proposes to take with respect thereto;

(vi) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of RIHL obtaining knowledge thereof, written notice of any of the following:

(A) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting RIHL, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to this subsection;

(B) the receipt by RIHL from any Governmental Authority of (y) any notice asserting any failure by RIHL to be in compliance with applicable Requirements of Law or that threatens the taking of any action against RIHL or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of RIHL, where such action would be reasonably likely to have a Material Adverse Effect;

(C) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which RIHL is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect, or any proposed amendment to any such Material Contract which would require the consent of the Administrative Agent;

(D) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of RIHL setting forth the nature and period of existence thereof and the action that RIHL has taken and proposes to take with respect thereto; and

(E) as promptly as reasonably practicable, such other information about the business, condition (financial or otherwise), operations or properties of RIHL as the Administrative Agent or any other Lender Party may from time to time reasonably request.

Information to be provided to all the Lender Parties pursuant to Sections 2(a) and 2(b) may be provided by RIHL’s posting such information to SyndTrak, IntraLinks or similar information transmission systems as provided in the Reimbursement Agreement; provided that any notice pursuant to Section 2(b)(v) or clauses (A) through (D) of Section 2(b)(vi) shall not be effective until also received by the Administrative Agent as required by Section 9.2(a) of the Reimbursement Agreement.

(c) Existence; Franchises; Maintenance of Properties. RIHL will (i) maintain and preserve in full force and effect its legal existence and (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary for (i) its compliance with its undertakings in this Agreement and the other Credit Documents or (ii) the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so with respect to this clause (ii) would not be reasonably likely to have a Material Adverse Effect.

(d) Compliance with Laws. RIHL will comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

(e) Payment of Obligations. RIHL will (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of RIHL; provided, however, that RIHL shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which RIHL is maintaining adequate reserves with respect thereto in accordance with GAAP.

(f) Maintenance of Books and Records; Inspection. RIHL will (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent, Collateral Agent and Issuing Bank to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to RIHL, the independent public accountants of RIHL (and by this provision RIHL authorizes such accountants to discuss the finances and affairs of RIHL), all at such times and from time to time, upon reasonable notice and at such reasonable times during normal business hours, as may be reasonably requested.

(g) Compliance with Pledge Agreements. RIHL will comply, and will cooperate with and assist the Account Parties and RenRe in complying, with the terms and provisions that pertain to RIHL under the Pledge Agreements. Without limiting the foregoing, upon the redemption of any Redeemable Preference Shares at the direction of the Collateral Agent, if a Substitution Event, Suspension Event or Event of Default exists the redemption shall be made in cash or in kind as directed by the Collateral Agent (whether directly or through the Custodian).

(h) Further Assurances. RIHL will make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lender Parties under this Agreement and the other Credit Documents.

(i) Maintenance of Separate Existence. RIHL hereby acknowledges that the Lender Parties are entering into the transactions contemplated by the Credit Documents in reliance upon RIHL’s identity as a legal entity separate from RenRe and its other Subsidiaries and Affiliates. Therefore, RIHL shall take and cause to be taken all steps specifically required by this Agreement or reasonably required by the Administrative Agent or the Required Lenders to continue RIHL’s identity as a separate legal entity and to make it apparent to third Persons that RIHL is an entity with assets and liabilities distinct from those of RenRe and its other Subsidiaries and Affiliates, and is not a division of RenRe or any other Person. Without limiting the foregoing, RIHL will take and cause to be taken such actions as shall be required in order that:

(i) RIHL will remain at all times a limited purpose corporation, the primary activities of which are restricted in its memorandum of association and Bye-laws to issuing its common shares and the Redeemable Preference Shares and holding financial assets which will be managed pursuant to the Investment Agreement between RIHL and Renaissance Underwriting Managers Ltd. (“RUM”), and conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(ii) Any director, consultant or agent of RIHL will be compensated from RIHL’s funds for services provided to RIHL. RIHL will not engage any agents other than (x) pursuant to the Investment Agreement, (y) Mellon, in its capacity as Custodian (or any successor or replacement Custodian appointed in conformity with the RIHL Pledge Agreement), and (z) its attorneys, auditors, other professionals and non-material other agents (e.g., agents for service of process, registered agents, etc.).

(iii) RIHL will contract with RUM to perform for RIHL all operations required on a daily basis to carry on the business of RIHL. RIHL or its shareholders (other than RenRe or any Affiliates thereof) will pay fees, if due, to RUM, as provided in the Investment Agreement, which RIHL agrees will not be amended, modified or waived in any manner adverse to RIHL without the prior written consent of the Administrative Agent or, as applicable, the Required Lenders, pursuant to Section 6.8 of the Reimbursement Agreement. RIHL will not incur any material indirect or overhead expenses for items shared with RenRe (or any other Affiliate thereof) except pursuant to the Investment Agreement. To the extent, if any, that RIHL (or any other Affiliate thereof) shares items of expenses pursuant to the Investment Agreement for legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that RenRe shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Credit Documents, including, without limitation, legal, rating agency and other fees.

(iv) RIHL’s operating fees and expenses will be paid from its own separate accounts and will not be paid by RenRe or any other Affiliate of RenRe.

(v) RIHL will have its own stationery and business papers.

(vi) RIHL will keep correct and complete minutes of the meetings and other proceedings of its shareholders and board of directors and the resolutions, agreements and other instruments of RIHL will be continuously maintained as official records by RIHL.

(vii) The books of account, financial reports and corporate records of RIHL will be maintained separately from those of RenRe and each other Subsidiary or Affiliate of RenRe.

(viii) RIHL’s assets will be maintained in a manner that facilitates their identification and segregation from those of RenRe and its other Subsidiaries and Affiliates.

(ix) RenRe and each other Affiliate of RIHL will strictly observe corporate formalities in its dealings with RIHL, and funds or other assets of RIHL will not be commingled with those of RenRe or any of its Subsidiaries and Affiliates.

(x) RIHL will maintain arm’s length relationships with RenRe and each other Affiliate of RenRe, and will compensate (or cause its shareholders to compensate) RenRe and each other Affiliate of RenRe that renders or otherwise furnishes services or merchandise to RIHL at market rates (except as otherwise provided in the Investment Agreement) for such services or merchandise.

(xi) RIHL will not assume or guaranty the liabilities of its shareholders or Affiliates, except any guaranty required by this Agreement or the other Credit Documents.

(xii) RIHL will not make loans to or acquire obligations or securities issued by its shareholders or Affiliates.

(xiii) No Affiliate of RIHL will be, nor will it hold itself out to be, responsible for the debts of RIHL or the decisions or actions in respect of the daily business and affairs of RIHL (other than RUM pursuant to the terms of the Investment Agreement).

(xiv) RIHL and RenRe or any of its other Subsidiaries and Affiliates will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

3. Negative Covenants. RIHL covenants and agrees that, until the Termination Date under the Reimbursement Agreement:

(a) Merger; Consolidation. RIHL will not liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that RIHL may merge or consolidate with another Person so long as (i) RIHL is the surviving entity and (ii) immediately after giving effect thereto, no Substitution Event, Suspension Event, Default or Event of Default would exist.

(b) Debt and Liabilities. RIHL will not create, incur, assume or suffer to exist any Debt or other liabilities other than:

(i) obligations incurred under this Agreement and the other Credit Documents;

(ii) obligations evidenced by the Redeemable Preference Shares;

(iii) Debt permitted by Article 1A(i) of the Bye-laws of RIHL;

(iv) accrued expenses, current accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings, including fees and expenses arising under the Investment Agreement and customary organizational expenses in connection with the continued existence of RIHL and issuance of the common shares and the Redeemable Preference Shares;

(v) taxes incurred in the ordinary course of business; and

(vi) obligations in connection with other credit facilities for holders (including the Account Parties) of Redeemable Preference Shares; provided that no document, instrument, undertaking or agreement relating to such other credit facilities may in any way directly or indirectly (A) restrict the performance by RIHL and the other Credit Parties of their obligations under this Agreement and the other Credit Documents, (B) provide for any restriction or limitation on the rights and remedies of the Lender Parties under this Agreement and the other Credit Documents, (C) encumber or restrict any of the Collateral provided or to be provided by RIHL and/or the Account Parties for the Obligations, (D) provide more favorable or expedited redemption procedures for any Redeemable Preference Shares than those provided for the Redeemable Preference Shares pledged as Collateral for the Obligations or (E) require the consent of any other Person to the amendment, modification or waiver of any provision of the Credit Documents.

(c) Disposition of Assets. RIHL will not sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or substantially all of its assets, business or properties, except in connection with (i) redemptions of Redeemable Preference Shares and (ii) the investment and reinvestment of its assets in accordance with the terms of the Investment Agreement, the PPM and the Credit Documents.

(d) Investments. RIHL will not directly or indirectly, purchase, own, invest in or otherwise acquire any Equity Interests, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than Permitted Investments. “Permitted Investments” shall mean investments complying, individually and in the aggregate, with the investment strategy set forth in the PPM of RIHL.

(e) Restricted Payments. RIHL will not directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests, or purchase, redeem, retire or otherwise acquire for value any of its Equity Interests (other than Redeemable Preference Shares redeemed by or on behalf of the Collateral Agent) or any warrants, rights or options to acquire its Equity Interests, or set aside funds for any of the foregoing, if an Event of Default (including the failure of any Account Party to maintain sufficient eligible Collateral) would be caused thereby.

(f) Business Changes. RIHL will not make or permit to be made (i) any change in the character of the business engaged in by it on the date hereof, (ii) any material change to the investment policies applicable to the assets of RIHL on the date hereof or (iii) any other change that would impair or materially and adversely affect the interests or remedies of the Lender Parties under the Credit Documents.

(g) Certain Amendments. RIHL will not (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Material Contract or breach or otherwise violate in any material respect any of the provisions thereunder, or (ii) amend, modify or change in any material respect any provision of its memorandum of association and Bye-laws or the terms of any class or series of its Equity Interests.

(h) Accounting Changes. RIHL will not make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP. RIHL will not change the ending date of its fiscal year to a date other than December 31.

(i) Shares. RIHL will issue its common shares only to RenRe and will issue Redeemable Preference Shares only to RenRe Affiliates that are not domiciled in the United States or any political subdivision thereof. All Redeemable Preference Shares will only be issued on a fully paid and non-assessable basis.

(j) Employees. RIHL will not have any employees and will not sponsor or be a party to any pension, retirement or welfare benefit plans.

(k) Conversion of Redeemable Preference Shares. RIHL will not convert any Class A Redeemable Preference Shares into Class B Redeemable Preference Shares.

(l) Redemption Restrictions. Notwithstanding anything to the contrary in this Agreement, RIHL will not redeem any Redeemable Preference Shares in violation of the redemption restrictions set forth on Exhibit A hereto.

4. Guaranty.

(a) RIHL hereby irrevocably and unconditionally guarantees (each being an “RIHL Guaranty” and, collectively, the “RIHL Guaranty”) to the Lenders (including the Issuing Bank in its capacity as such) and the Agents (together with the Lenders collectively, the “Guaranteed Parties”) as follows:

(i) if the Collateral Agent shall direct the Custodian to redeem the Redeemable Preference Shares of any Account Party (or shall itself give notice of any such redemption by proxy), RIHL hereby guarantees to the Guaranteed Parties the payment in full of the redemption price for such Redeemable Preference Shares from the date such notice of redemption is received by RIHL until the redemption price is paid in full in cash or in kind, as so specified in such notice of redemption (such redemption payment to be satisfied by deposit of an amount equal to the redemption price of cash or marketable securities approved by the Collateral Agent in the same Custodial Account(s) formerly containing the Redeemable Preference Shares so redeemed or by transfer of such cash or marketable securities to the Collateral Agent, as directed by the Collateral Agent);

(ii) if RIHL shall for any reason fail to redeem any Redeemable Preference Shares pledged to the Collateral Agent upon a redemption request by the Collateral Agent (or the Custodian, at the direction of the Collateral Agent) (x) within three Business Days if the redemption is to be in cash and (y) on the next succeeding Business Day if the redemption is to be in kind with marketable securities, RIHL hereby guarantees to the Guaranteed Parties the payment in full of all the Obligations (as defined below) of all Account Parties until the first to occur of (A) redemption of all Redeemable Preference Shares pledged to the Collateral Agent by payment of the redemption price therefor in full in cash or in kind, as so specified in such notice of redemption (such redemption payment to be satisfied by deposit of an amount of cash or marketable securities approved by the Collateral Agent in the same Custodial Account(s) formerly containing the Redeemable Preference Shares so redeemed or by transfer of such cash or marketable securities to the Collateral Agent, as directed by the Collateral Agent); provided that such redemption proceeds (together with the Collateral Value of all other Collateral of the Account Parties in which the Collateral Agent then has a perfected first priority Lien, subject only to Permitted Liens) are not less than and not more than the total Collateral Value then required for all the Account Parties under the Credit Documents, and (B) the Termination Requirements (as defined in Section 4(d)(ix) below) are satisfied;

(iii) upon notice from the Administrative Agent or Collateral Agent to RIHL and RenRe of failure by the Account Parties and each other holder of Redeemable Preference Shares, as a whole, to maintain at all times ownership of aggregate Unencumbered or Excess Redeemable Preference Shares having an aggregate Net Asset Value at least equal to 15% of the aggregate Net Asset Value of all outstanding Redeemable Preference Shares, RIHL hereby guarantees to the Guaranteed Parties the payment in full of all the Obligations of all Account Parties until the first to occur of (A) redemption of all Redeemable Preference Shares pledged to the Collateral Agent by payment of the redemption price therefor in full in cash or in kind, as so specified in such notice of redemption (such redemption payment to be satisfied by deposit of an amount of cash or marketable securities approved by the Collateral Agent in the same Custodial Account(s) formerly containing the Redeemable Preference Shares so redeemed or by transfer of such cash or marketable securities to the Collateral Agent, as directed by the Collateral Agent); provided that such redemption proceeds (together with the Collateral Value of all other Collateral of the Account Parties in which the Collateral Agent then has a perfected first priority Lien, subject only to Permitted Liens) are not less than and not more than the total Collateral Value then required for all the Account Parties under the Credit Documents, and (B) the Termination Requirements are satisfied;

(iv) upon notice from the Administrative Agent or Collateral Agent to RIHL and RenRe of any Account Party’s failure to maintain ownership of Unencumbered or Excess Redeemable Preference Shares having an aggregate Net Asset Value at least equal to 15% of the aggregate Net Asset Value of all outstanding Redeemable Preference Shares pledged by such Account Party pursuant to the Security Documents (less the amount allocated to such Account Party of any amount deposited into a Cash Collateral Account pursuant to Section 2.14(b)(iii) of the Reimbursement Agreement), RIHL hereby guarantees to the Guaranteed Parties the payment in full of all Obligations of such Account Party until the first to occur of (A) redemption of all Redeemable Preference Shares pledged to the Collateral Agent by such Account Party by payment of the redemption price therefor in full in cash or in kind, as so specified in such notice of redemption (such redemption payment to be satisfied by deposit of an amount of cash or marketable securities approved by the Collateral Agent in the same Custodial Account(s) formerly containing the Redeemable Preference Shares so redeemed or by transfer of such cash or marketable securities to the Collateral Agent, as directed by the Collateral Agent); provided that such redemption proceeds (together with the Collateral Value of all other Collateral of such Account Party in which the Collateral Agent then has a perfected first priority Lien, subject only to Permitted Liens) are not less than and not more than the total Collateral Value then required for such Account Party under the Credit Documents, and (B) the Termination Requirements are satisfied; and

(v) if (x) any representation or warranty made by RIHL in Section 1 of this Agreement or in any other Credit Document or in any certificate, instrument, report or other document furnished in connection therewith shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished, or (y) RIHL shall fail in any material respect to comply with the covenants set forth in Section 2 or Section 3 of this Agreement, RIHL hereby guarantees to the Lender Parties the payment in full of all the Obligations of all the Account Parties until the first to occur of (A) redemption of all Redeemable Preference Shares pledged to the Collateral Agent by payment of the redemption price therefore in full in cash or in kind, as so specified in such notice of redemption (such redemption payment to be satisfied by deposit of an amount of cash or marketable securities approved by the Collateral Agent in the same Custodial Account(s) formerly containing the Redeemable Preference Shares so redeemed or by transfer of such cash or marketable securities to the Collateral Agent, as directed by the Collateral Agent); provided that such redemption proceeds (together with the Collateral Value of all other Collateral of the Account Parties in which the Collateral Agent then has a perfected first priority Lien, subject only to Permitted Liens) are not less than and not more than the total Collateral Value then required for all Account Parties under the Credit Documents, and (B) the Termination Requirements are satisfied.

(b) RIHL acknowledges and agrees that each RIHL Guaranty is an irrevocable and unconditional guarantee of the full and prompt payment to the Lender Parties as a primary obligor, and not a guaranty of collection, of the following respective amounts:

(i) in the case of a RIHL Guaranty under Section 4(a)(i), recourse under such RIHL Guaranty shall be limited to the aggregate redemption price for the Redeemable Preference Shares so to be redeemed, plus any Other Obligations (as defined in Section 4(c) below) relating to such RIHL Guaranty;

(ii) in the case of a RIHL Guaranty under Section 4(a)(iv), recourse under such RIHL Guaranty shall be limited to the aggregate Net Asset Value of (x) all Redeemable Preference Shares pledged to the Collateral Agent by the applicable Account Party under its Pledge Agreement and (y) all unpledged Redeemable Preference Shares, owned by such Account Party, in each case as of the time of the occurrence of the triggering event for such RIHL Guaranty, plus any Other Obligations related to such RIHL Guaranty;

(iii) in the case of a RIHL Guaranty under Section 4(a)(ii), (iii) or (v), recourse under such RIHL Guaranty shall be limited to aggregate Net Asset Value of (x) all Redeemable Preference Shares pledged to the Collateral Agent by all the Account Parties under the Pledge Agreements and (y) all unpledged Redeemable Preference Shares owned by all of the Account Parties, in each case as of the time of the occurrence of the triggering event for such RIHL Guaranty, plus any Other Obligations related to such RIHL Guaranty.

For purposes of this Section 4, with respect to each Account Party (or, if applicable, all the Account Parties), “Obligations” shall mean all Obligations of the applicable Account Party or Parties owing under the Reimbursement Agreement and the other Credit Documents, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), including, without limitation, all principal of and interest on any Letter of Credit Advances to such Account Party or Parties, all Reimbursement Obligations of such Account Party or Parties in respect of Letters of Credit, all fees, expenses, indemnities and other amounts payable by such Account Party or Parties under the Reimbursement Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to such Account Party or Parties seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any other Debtor Relief Laws (collectively, “Insolvency Laws”), whether or not the claim for such interest is allowed in such proceeding), and all Obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and all liabilities and obligations described in clause (i), (ii) or (iii) of this Section 4(b), as applicable, being collectively, the “Guaranteed Obligations” for the respective RIHL Guaranty.

(c) RIHL further agrees to pay or reimburse upon demand all reasonable costs and expenses (including, without limitation, reasonable Attorney Costs) incurred or paid by (i) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (ii) the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from or in any way relating to the RIHL Guaranty or the collection or enforcement of the Guaranteed Obligations; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence or willful misconduct of such indemnified party (all liabilities and obligations described in this Section 4(c), collectively with respect to an RIHL Guaranty, being the “Other Obligations” for such RIHL Guaranty; and the Other Obligations with respect to an RIHL Guaranty, together with the applicable Guaranteed Obligations” for such RIHL Guaranty, being the “Total Obligations” for such respective RIHL Guaranty).

(d) RIHL agrees that its obligations hereunder are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any Collateral or other security therefor or other guaranty or liability in respect thereof, whether given by RIHL or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not RIHL has notice or knowledge thereof:

(i) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Reimbursement Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(ii) the invalidity or unenforceability of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any provisions of the Reimbursement Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(iii) the taking, acceptance or release of other guarantees of any Guaranteed Obligations or additional Collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof;

(iv) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(v) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any Collateral or other security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such Collateral or other security; or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;

(vi) the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any Collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including without limitation foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(vii) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of any other Credit Party or any other Person directly or indirectly liable for any Guaranteed Obligations;

(viii) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of any other Credit Party or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(ix) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, RIHL, any other Credit Party or a surety or guarantor generally, other than the occurrence of all of the following: (x) the payment in full of the Total Obligations with respect to such RIHL Guaranty, and (y) the Termination Date under the Reimbursement Agreement (the events in clauses (x) and (y) above being, collectively, the “Termination Requirements”).

(e)	RIHL hereby knowingly, voluntarily and expressly waives:

(i) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to any Account Party and of any of the matters referred to in Section 4(d) and of any rights to consent thereto;

(ii) any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by RIHL hereunder, to proceed against, or to exhaust or have resort to any Collateral or other security from or any deposit balance or other credit in favor of, any Account Party or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any Collateral or other security for any Guaranteed Obligations of for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of RIHL against any Account Party or any other Person directly or indirectly liable for any Guaranteed Obligations or any such Collateral or other security;

(iii) any right or defense based on or arising by reason of any right or defense of any Account Party or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of any Account Party or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any Collateral or other security therefor or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of any Account Party for any reason other than the satisfaction of the Termination Requirements;

(iv) any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty or other liability in respect thereof or any Collateral or other security for any of the foregoing, and promptness, diligence or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;

(v) any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party

(including, without limitation, failure of consideration, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims; and

(vi) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of the RIHL Guaranty.

(f) RIHL hereby agrees that, until satisfaction of the Termination Requirements, it will not exercise or seek to exercise any claim or right that it may have against any Account Party at any time as a result of any payment made under or in connection with the RIHL Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against any Account Party, any right of indemnity, contribution or reimbursement against any Account Party, any right to enforce any remedies of any Guaranteed Party against any Account Party, or any benefit of, or any right to participate in, any Collateral or other security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise. RIHL further agrees that all indebtedness and other obligations, whether now or hereafter existing, of any Account Party to RIHL, including, without limitation, (i) any such indebtedness in any proceeding under any Debtor Relief Law and (ii) any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Total Obligations. RIHL further agrees that if any amount shall be paid to or any distribution received by RIHL (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of RIHL under any other provision of the RIHL Guaranty. Additionally, in the event any Account Party becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for RIHL, and is hereby authorized and appointed by RIHL, to file proofs of claim on behalf of RIHL and vote the rights of RIHL in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of such Account Party to RIHL in any such proceeding, RIHL hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof. Notwithstanding the foregoing, RIHL may deem and treat each payment by it under an RIHL Guaranty as a redemption of Redeemable Preference Shares of the relevant Account Party.

(g) RIHL represents that it has knowledge of each Account Party’s financial condition and affairs and that it has adequate means to obtain from each Account Party on an ongoing basis information relating thereto and to such Account Party’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Agreement is in effect. RIHL agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of any Account Party for the benefit of RIHL nor to advise RIHL of any fact respecting, or any change in, the financial condition or affairs of any Account Party that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to RIHL, or might (or does) materially increase the risk of RIHL as guarantor, or might (or would) affect the willingness of RIHL to continue as a guarantor of the Guaranteed Obligations.

(h) RIHL agrees that, if any Guaranteed Obligations under a RIHL Guaranty are not paid in full when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against RIHL, RIHL will forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount, subject to the limitations contained in Section 4(b), equal to the amount of the applicable Guaranteed Obligations then due and owing as aforesaid.

(i) All payments made by RIHL hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with Section 2.7 of the Reimbursement Agreement, free and clear of and without deduction for any Taxes, RIHL hereby agreeing to comply with and be bound by the provisions of Section 2.7 of the Reimbursement Agreement in respect of all payments made by it hereunder and the provisions of which Section are hereby incorporated into and made a part of this Agreement by this reference as if set forth herein at length.

(j) All payments made hereunder with respect to a RIHL Guaranty shall be applied upon receipt as follows:

(x) first, to the payment of all Other Obligations owing to the Guaranteed Parties with respect to such RIHL Guaranty;

(y) second, after payment in full of the amounts specified in clause (x) above, to the ratable payment of all other Total Obligations owing to the Guaranteed Parties with respect to such RIHL Guaranty; and

(z) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of any other RIHL Guaranty then in effect, to RIHL or any other Person lawfully entitled to receive such surplus.

(k) In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any default by RIHL under this Agreement, each Guaranteed Party may, and is hereby authorized by RIHL, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by RIHL, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Guaranteed Party to or for the credit or the account of RIHL against any or all of the obligations of RIHL to such Guaranteed Party hereunder now or hereafter existing, whether or not such obligations may be unmatured, RIHL hereby granting to each Guaranteed Party a continuing security interest in and Lien upon all such deposits and other property as security for such obligations. Each Guaranteed Party agrees to notify RIHL promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(l) The Guaranteed Parties agree that, except as provided above in Section 4(k), the RIHL Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Reimbursement Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce any RIHL Guaranty or to realize upon any Collateral or other security given to secure the payment and performance of RIHL’s obligations hereunder. The obligations of RIHL hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against RIHL whether or not action is brought against any Account Party and whether or not any Account Party is joined in any such action. RIHL agrees that to the extent all or part of any payment of the Guaranteed Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, the applicable RIHL Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and RIHL acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

(m) Each RIHL Guaranty is a continuing guaranty and, subject to the limitations contained in Section 4(b), covers all of the applicable Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements with respect to such RIHL Guaranty (provided that the provisions of Section 4(c) shall survive any termination of such RIHL Guaranty), (ii) be binding upon and enforceable against RIHL and its successors and assigns (provided, however, that RIHL may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Reimbursement Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. RIHL hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement.

(n) RIHL acknowledges and agrees that its obligations under each RIHL Guaranty are secured by the collateral pledged under the RIHL Pledge Agreement and the related Control Agreements.

5. RIHL Pledge Agreement; RIHL Control Agreements. To secure its obligations under the RIHL Guaranty, RIHL has executed and delivered to the Collateral Agent the RIHL Pledge Agreement, and has entered into the RIHL Control Agreements with The Bank of New York Mellon and the Collateral Agent.

6. Specific Performance. RIHL acknowledges that substantial and irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof and that the Administrative Agent and other Lender Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by RIHL from, any provision of this Agreement shall be effective unless in a writing signed by the Administrative Agent on behalf of such of the Lenders as may be required under the provisions of the Reimbursement Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

8. Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). RIHL HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH ANY AGENT OR ANY LENDER OR

ANY CREDIT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR PROCEEDING TO WHICH ANY AGENT OR ANY LENDER OR ANY CREDIT PARTY IS A PARTY. RIHL IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. RIHL CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, WILLKIE FARR & GALLAGHER LLP, ATTN: LESLIE M. MAZZA, AT 787 SEVENTH AVENUE, NEW YORK, NEW YORK 10019, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9. Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed, telecopied or delivered (a) if to RIHL, in care of RenRe and at RenRe’s address for notices set forth in the Reimbursement Agreement and (b) if to any Lender Party, at its address for notices set forth in the Reimbursement Agreement; or to such other address as any of the Persons listed above may designate for itself by like notice to the other Persons listed above; and in each case, with copies to such other Persons as may be specified under the provisions of the Reimbursement Agreement. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service or telecopied, when delivered for overnight delivery or transmitted by telecopier, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent or the Collateral Agent shall not be effective until received by such party.

10. Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

11. Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution and delivery by RIHL.

13. Accession. RIHL agrees that it shall cause each entity which becomes a shareholder in RIHL subsequent to the date of this Agreement to execute and deliver to the Administrative Agent a consent to this Agreement and RIHL’s obligations hereunder in form and substance satisfactory to the Administrative Agent; which, for RenRe Subsidiaries and Affiliates that become Account Parties under the Reimbursement Agreement, may take the form of an accession to the Reimbursement Agreement.

(Signatures begin on following page.)

IN WITNESS WHEREOF, RIHL has caused this Agreement to be executed as a deed by its duly authorized officers as of the date first above written.

RENAISSANCE INVESTMENT HOLDINGS LTD.

By:	/s/ Jeffrey D. Kelly
Name:	Jeffrey D. Kelly
Title:	Chief Financial Officer

Accepted and agreed to as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, (as successor by merger to Wachovia Bank, National Association) as Administrative Agent on behalf of the Lender Parties

By:	/s/ Karen Hanke
Name:	Karen Hanke
Title:	Director

Signature Page - RIHL Second A&R Undertaking and Agreement - Page 1 of 2

By their acknowledgement and countersignature below of this Agreement, each of the shareholders of RIHL hereby irrevocably and unconditionally consent, as of the date first above written, to the terms of this Agreement and the related RIHL Pledge Agreement and RIHL Control Agreements referred to herein, and to the performance by RIHL of this Agreement and the other Credit Documents (including the RIHL Guaranty, the RIHL Pledge Agreement and RIHL Control Agreements) in accordance with the respective terms thereof:

RENAISSANCE REINSURANCE LTD.

By:	/s/ Jeffrey D. Kelly
Name:	Jeffrey D. Kelly
Title:	Chief Financial Officer

GLENCOE INSURANCE LTD.

By:	/s/ Jeffrey D. Kelly
Name:	Jeffrey D. Kelly
Title:	Chief Financial Officer

RENAISSANCERE HOLDINGS, LTD.

By:	/s/ Jeffrey D. Kelly
Name:	Jeffrey D. Kelly
Title:	Chief Financial Officer

Signature Page - RIHL Second A&R Undertaking and Agreement - Page 2 of 2